EXHIBIT 21

Company  Subsidiaries


                            Jurisdiction of            Year
Name                         Organization    Incorporated / Organized
--------------------------  ---------------  ------------------------
IRT Management Company      Georgia                              1990
VW Mall, Inc.               Georgia                              1994
IRT Alabama, Inc.           Alabama                              1997
IRT Partners L.P.           Georgia                              1998
IRT Capital Corporation II  Georgia                              1999

All are wholly-owned subsidiaries of the Company except IRT Partners L.P ("LP"). The Company and IRT Management Company, collectively, own 94.3% of LP.